UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013

GLOBECOMM SYSTEMS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22839	11-3225567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Oser Avenue

Hauppauge, New York 11788

(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 231-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On November 22, 2013, Globecomm Systems Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”), at which a quorum was present for all purposes and holders of the Company’s common stock voted on proposals to: (1) adopt the Agreement and Plan of Merger, dated as of August 25, 2013, by and among the Company, Wasserstein Cosmos Co-Invest, L.P. (“Wasserstein”), and Cosmos Acquisition Corp., an indirect wholly-owned subsidiary of Wasserstein (the “Merger Agreement” and such merger, the “Merger”); (2) approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement; and (3) approve, on a non-binding, advisory basis, certain compensation that may or will be paid by the Company to its named executive officers that is based on or otherwise relates to the Merger (such proposals, the “Proposals”).

On October 9, 2013, the record date for the Special Meeting, the Company had 23,910,622 shares of common stock outstanding and entitled to vote at the special meeting. The final voting results, as certified by the inspector of election, on the Proposals were as follows:

Proposal No. 1 – Adoption of the Merger Agreement

For	Against	Abstentions
17,505,610	1,574,158	547,186

Proposal No. 2 – Approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the Special Meeting

For	Against	Abstentions
16,961,221	2,516,131	149,602

Proposal No. 3 – Approval, on a non-binding, advisory basis, certain compensation that may or will be paid by the Company to its named executive officers that is based on or otherwise relates to the Merger

For	Against	Abstentions
17,058,393	2,312,295	256,266

The first and third proposals were approved by the required vote of the Company’s stockholders at the Special Meeting. Adjournment of the special meeting to a later time was not necessary or appropriate because there were sufficient votes at the time of the Special Meeting to approve the Merger Agreement proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBECOMM SYSTEMS INC.

By:	/s/ Andrew C. Melfi
Name:	Andrew C. Melfi
Title:	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Date: November 22, 2013